UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2015

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2015, Marriott Vacations Worldwide Corporation (the “Company”) and certain of its subsidiaries entered into Omnibus Amendment No. 3 (the “Amendment”) to certain of the agreements associated with the $250 million warehouse credit facility that the Company and certain of its subsidiaries amended and restated in September 2014 (as amended by the Amendment, the “Warehouse Credit Facility”), including, among others: (1) the Third Amended and Restated Indenture and Servicing Agreement, dated as of September 1, 2014 (the “Indenture”), by and among Marriott Vacations Worldwide Owner Trust 2011-1 (the “Trust”), Marriott Ownership Resorts, Inc. (“MORI”), and Wells Fargo Bank, National Association (“Wells Fargo”); (2) the Second Amended and Restated Sale Agreement, dated as of September 1, 2014 (the “Sale Agreement”), by and between the MORI SPC Series Corp. and the Trust; and (3) the Third Amended and Restated Standard Definitions attached or incorporated into certain of the agreements associated with the Warehouse Credit Facility (the “Standard Definitions”).

The Warehouse Credit Facility allows for the securitization of vacation ownership notes receivable on a non-recourse basis. Pursuant to the Sale Agreement, from time to time, MORI SPC will sell to the Trust vacation ownership notes receivable that it purchases from MORI. Pursuant to the Indenture, the Trust will pledge such vacation ownership notes receivable to the Trustee to secure notes issued by the Trust. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility varies based on the characteristics of the securitized vacation ownership notes receivable. As a result of the Amendment, the revolving period for the Warehouse Credit Facility has been extended to November 22, 2017. In addition, borrowings under the Warehouse Credit Facility will bear interest at a rate based on the one-month LIBOR and bank conduit commercial paper rates plus 1.15 percent per annum and are generally limited at any point to the sum of the products of the applicable advance rates and the eligible notes receivable at such time. The Company will also owe unused facility and other fees under the Warehouse Credit Facility. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility will vary based on the characteristics of the securitized vacation ownership notes receivable.

The Amendment also expands the eligibility for certain collateral by permitting some notes receivable with respect to which payments no more than 60 days delinquent to be financed through the Warehouse Credit Facility; prior to the amendment, only delinquent notes that were no more than 30 days delinquent could be financed. Other terms of the Warehouse Credit Facility are substantially similar to those in effect prior to the execution of the Amendment.

Wells Fargo also serves as the trustee and, in some cases, the back-up servicer with respect to certain other transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries. In addition, from time to time, the financial institutions that provide funding to the Company pursuant to the Warehouse Credit Facility or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, these financial institutions or their affiliates are party to the Company’s revolving corporate credit facility and may also have participated in transactions involving the securitization of vacation ownership notes receivable undertaken by the Company’s subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Omnibus Amendment No. 3, dated November 23, 2015, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc. and the other parties named therein to, among other agreements, the Third Amended and Restated Indenture and Servicing Agreement and the Second Amended and Restated Sale Agreement filed as Exhibit 10.2 and Exhibit 10.1, respectively, to the Company’s Current Report on Form 8-K filed on September 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: November 25, 2015	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Omnibus Amendment No. 3, dated November 23, 2015, among Marriott Vacations Worldwide Corporation, Marriott Ownership Resorts, Inc. and the other parties named therein to, among other agreements, the Third Amended and Restated Indenture and Servicing Agreement and the Second Amended and Restated Sale Agreement filed as Exhibit 10.2 and Exhibit 10.1, respectively, to the Company’s Current Report on Form 8-K filed on September 16, 2015.